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                                                                    Exhibit h(9)


                         Fulfillment Servicing Agreement

This Agreement between Firstar Trust Company (FTC) and The Tocqueville Trust, a Massachusetts business trust consisting of five separate funds: The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Europe Fund and The Tocqueville Government Fund (hereinafter called the "Funds") is entered into on this eighth day of October, 1996.

WHEREAS, the Funds provide investment opportunities to prospective shareholders through a family of open end mutual funds; and

WHEREAS, FTC provides fulfillment services to mutual funds;

NOW THEREFORE, the parties agree as follows:

Duties and Responsibilities of FTC

        1. Answer all prospective shareholder calls concerning any of The Tocqueville Funds listed in the attached Schedule A which may be modified from time to time.

        2. Send all available fund(s) materials requested by the prospect which may include but not limited to, prospectus, financial statements, new account forms, fact sheets, and sales literature or other materials at the direction of the Funds within 24 hours from time of call.

        3. Receive and update all funds fulfillment literature so that most current information is sent and quoted.

        4. Provide 24 hour answering service to record prospect calls made after hours (8 p.m. to 9 a.m. NYT).

        5.      Maintain and store funds fulfillment inventory.

        6. Send periodic fulfillment reports to the funds as agreed upon between the parties.

Duties and responsibilities of the Funds

        1. Provide funds fulfillment literature updates to FTC as necessary.

        2. Supply FTC with sufficient inventory of fulfillment materials as requested from time to time by FTC.

        3. Provide FTC with any sundry information about the Funds in order to answer prospect questions.


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Compensation

Funds agree to compensate FTC for the services performed under this agreement in accordance with the attached Schedule B; the Funds agree to pay all invoices within ten days of receipt.

Proprietary and Confidential Information

FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Funds all records and other information relative to the Funds and prior, present, or potential shareholders of the Funds (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

Termination

This agreement may be terminated by either party upon 30 days written notice.

Dated this eighth day of October, 1996.




FIRSTAR TRUST COMPANY                             THE TOCQUEVILLE TRUST


By:  /s/ Joe D. Redwine                           By:  /s/ Kieran Lyons
     ---------------------------------------           -------------------------
Print: Joe D. Redwine                             Print: Kieran Lyons
       -------------------------------------             -----------------------
Title: First Vice President                       Title: Vice President
       -------------------------------------             -----------------------
Date: Oct 10, 1996                                Date: October 8, 1996
      --------------------------------------            ------------------------
Attest: /s/ Gail M. Zen                           Attest: /s/ Mary C Black
        ------------------------------------              ----------------------


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                                   Schedule A
                                   ----------
                                 (List of Funds)

                              The Tocqueville Fund

                      The Tocqueville Small Cap Value Fund

                        The Tocqueville Asia-Pacific Fund

                           The Tocqueville Europe Fund

                         The Tocqueville Government Fund

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                              THE TOCQUEVILLE TRUST

                AMENDMENT TO THE FULFILLMENT SERVICING AGREEMENT

     THIS AMENDMENT dated as of January 1, 2002 to the Fulfillment Servicing Agreement dated as of October 8, 1996, by and between The Tocqueville Trust, a Massachusetts business trust, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:

     Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

     Paragraph 7 Proprietary and Confidential Information shall be amended and replaced in its entirety as follows:

     7. Proprietary and Confidential Information
     USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

     Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Biley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE TOCQUEVILLE TRUST                      U.S. BANCORP FUND SERVICES, LLC


By:_________________________________       By:_________________________________